Exhibit 10.1

March 7, 2012

John J. Walsh, Jr.

Senior Vice President, Engineering and Operations

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Re:	Retention Bonus

Dear John:

Constant Contact, Inc. (the “Company”) is pleased to offer you a retention bonus in the amount of $150,000 (the “Retention Amount”), on the terms and conditions described in this letter. Please confirm your agreement to the terms and conditions described in this letter by signing in the space provided below and returning a signed copy of this letter to the undersigned.

1. Performance of Additional Duties. The Company’s offer to pay you the Retention Amount is conditioned upon your continued employment with the Company and your performance of the additional duties and responsibilities described on Schedule 1 hereto until the date (the “Payment Date”) that is three months after the date on which a new, full-time Senior Vice President, Products, or a person in a substantially equivalent role, commences employment with the Company in such position, or you are designated to serve in that position; provided, however, that if a full-time Senior Vice President, Products, or a person in a substantially equivalent role, shall not have commenced employment with the Company before March 29, 2013, “Payment Date” shall mean March 29, 2013 (i.e., if you remain continuously employed with the Company through March 29, 2013 and the Company has not yet hired a Senior Vice President, Products, or a person in a substantially equivalent role, or you have not been designated to serve in that position, you will receive the Retention Amount in cash in a lump sum on March 29, 2013 in accordance with the Company’s ordinary payroll practices).

2. Payment of Retention Amount. The Retention Amount will be paid in cash in a lump sum on the Payment Date, provided that you remain continuously employed with the Company through the Payment Date. Notwithstanding the foregoing, if, prior to the Payment Date, the Company terminates your employment, other than for Cause (as defined below), or (in accordance with the requirements of the Severance Agreement (as defined below)) you terminate your employment with the Company for a Good Reason (as defined below, but excluding any Good Reason based solely on any actual or alleged material diminution in your authorities, duties or responsibilities), you will receive the full Retention Amount in your final paycheck, which will be issued in accordance with the Company’s ordinary payroll practices. If, prior to the Payment Date, your employment is terminated by the Company for Cause or by you for any reason (other than Good Reason as discussed above), you will not be entitled to receive any portion of the Retention Amount. For the avoidance of doubt, this letter does not obligate the Company to commence or continue any search for, or hire or formally designate, a Senior Vice President, Products, or a substantially

1601 Trapelo Road, Waltham MA 02451

Phone 781.472.8100 • www.constantcontact.com

John J. Walsh, Jr.

March 7, 2012

equivalent role, within any time period or at all, and the Company shall be free to delay, terminate or abandon its search, or refuse to hire or formally designate any candidate or all candidates, for any reason or no reason. If paid on termination of employment, the Retention Amount will be subject to compliance with the release requirements of Section 4.4 of the Severance Agreement (as defined below) as though paid under the Severance Agreement. If and to the extent necessary, the Retention Amount shall be treated as subject to the payment timing rules of Section 4.3 of your Executive Severance Agreement, dated as of December 3, 2010, between you and the Company (the “Severance Agreement”).

3. Definitions of Cause and Good Reason. As used in this letter, “Cause” has the same meaning as set forth in the Severance Agreement and “Good Reason” shall have the same meaning as set forth in the Severance Agreement, except as the latter is modified through this Agreement.

4. Treatment of Options. Notwithstanding anything to the contrary in any stock option agreement between you and the Company, if (x) you are not offered the position as the Company’s Senior Vice President, Products, or a substantially equivalent role, and (y) on or after the Payment Date and on or prior to June 30, 2013, you terminate your employment with the Company for any reason or the Company terminates your employment with the Company other than for Cause, then your right to exercise stock options of the Company that are vested as of the effective date of the termination of your employment will terminate six months after the effective date of such termination, but not beyond the original term of such option. In all other cases in which your employment with the Company ends, your right to exercise stock options of the Company that are vested as of the effective date of the termination of your employment will terminate in accordance with the terms of the applicable stock option agreement.

5. Good Reason. If you are formally offered the position of the Company’s Senior Vice President, Products, or a substantially equivalent role, then effective concurrently with your acceptance of such role the definition of “Good Reason” in and for purposes of the Severance Agreement shall be (and is hereby) amended so that the references therein to “Effective Date” shall be replaced with (and be deemed to be) references to the date of such designation. If you are not formally offered the position of the Company’s Senior Vice President, Products, or a substantially equivalent role (or you decline the offer) and you remain employed by the Company on the Payment Date, then effective as of such date the definition of “Good Reason” shall be (and is hereby) amended so that the references therein to “Effective Date” shall be replaced with (and be deemed to be) references to the day after the Payment Date; provided, however, the Company acknowledges that its hiring or formal designation of someone other than you as a Senior Vice President, Products, or a substantially equivalent role, shall constitute Good Reason for purposes of the Severance Agreement for a Good Reason resignation; provided, further, that it is the Parties’ express intention that if the Company designates someone other than you as a Senior Vice President, Products, or a substantially equivalent role, and you remain continuously employed with the Company through the Payment Date, that you will be entitled to both the Retention Amount and the severance benefits under Section 4.1 of the Severance Agreement. By way of example, if the Company hires someone other than you as Senior Vice President, Products, or a person in a substantially similar role, on March 15, 2013, and you remain continuously employed with the Company through June 13, 2013, and by May 14, 2013 you provide notice of intent to resign for Good Reason effective June 13, 2013, you will be entitled to both the Retention Amount and the severance benefits conditioned on your execution of a release in accordance with Section 2 above.

John J. Walsh, Jr.

March 7, 2012

6. At-Will Employment. This letter shall not be construed as an agreement by the Company, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end your employment relationship for any or no reason, at any time, with or without notice. Similarly, except as provided in this letter, nothing herein shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, nor does this letter represent all of the compensation payable to you for your services as an employee of the Company, which shall be determined under the Company’s personnel policies and any other written agreements you may have with the Company.

7. Governing Law. This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of law rules thereof.

8. Entire Agreement; Effect on Other Agreements. This letter constitutes the entire agreement and understanding between you and the Company regarding the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, regarding such subject matter; provided, however, except as expressly set forth in Sections 2, 4 and 5 above, nothing in this Agreement shall modify, amend or alter, in any manner, your offer letter, dated as of September 3, 2008, as amended December 9, 2008 and as amended by the Severance Agreement or any stock option, restricted stock or other equity incentive arrangement or any non-disclosure, non-competition, non-solicitation, assignment-of-invention, or any similar agreement, to which you are a party, all of which shall remain in full force in effect in accordance with their respective terms.

9. Expiration; Termination. This letter shall expire at such time as the Company shall have performed fully its obligations hereunder.

Thank you for your continued contributions to the Company as we strive to deliver outstanding service to our customers and strong financial performance for our shareholders.

Sincerely,

/s/ Robert D. Nicoson
Robert D. Nicoson
Vice President and
Chief Human Resources Officer

ACCEPTED:	/s/ John J. Walsh, Jr.	DATE:	March 7, 2012
NAME:	John J. Walsh, Jr.

Schedule 1

Additional Duties and Responsibilities

•	Lead the engineering and operations organizations until the Company hires or formally designates and integrates a new Senior Vice President, Products, or substantially equivalent role.

•	Actively participate in and support the recruitment and selection for the new Senior Vice President, Products, or substantially equivalent role.

•	Assure tight alignment and cooperation with the product strategy organization, including ensuring that the interim head of product strategy is well supported and coached.

•	Work closely with the interim head of product strategy to assist with meeting product delivery commitments and product roadmap timelines.

•	Be actively involved with and cooperate in the on-boarding and integration of the new Vice Senior Vice President, Products, or substantially equivalent role.

•

Demonstrate overall leadership in and support of the Company’s combined engineering and operations groups both before and after the Company hires or formally designates and integrates a new Senior Vice President, Products, or substantially equivalent role.